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                                                                     EXHIBIT 4.1

                            1996 STOCK OPTION PLAN
                                      OF
                          PREMIER LASER SYSTEMS, INC.


                                   ARTICLE I
                              GENERAL PROVISIONS
                              ------------------

    1.1   Purpose.  Premier Laser Systems, Inc. (the "Company") proposes to
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grant to selected key employees (including officers and directors who are employees) of the Company (hereinafter referred to as "Eligible Employees") and to key persons performing services as independent contractors and not as employees or members of the Board of Directors ("Eligible Consultants") options to purchase shares of Class A common stock, no par value, of the Company ("Common Stock") for the purposes of (i) furnishing to such Eligible Employees and Eligible Consultants incentives to improve operations and increase profits of the Company, (ii) encouraging such Eligible Employees to accept or continue employment with the Company and its subsidiaries, and (iii) encouraging Eligible Consultants to begin or continue providing services to the Company. Such options will be granted pursuant to the plan herein set forth, which shall be known as the 1996 Stock Option Plan of Premier Laser Systems, Inc. (herein referred to as the "Plan").

    The Company also proposes to grant to members of the Board of Directors of the Company (the "Board of Directors") who are not officers or employees of the Company at the time of a grant (hereinafter referred to as "Non-Employee Directors") options to purchase shares of Common Stock pursuant to the Plan.
The purpose of such grants is to (i) provide incentives for highly qualified individuals to stand for election to the Board of Directors and continue service on the Board of Directors, (ii) provide incentives to promote long-term shareholder value, and (iii) promote a greater identity of interest between Non-Employee Directors and the Company's shareholders.

    Eligible Employees, Eligible Consultants and Non-Employee Directors who are granted options pursuant to the Plan are sometimes collectively referred to herein as "Optionees."

    1.2   Shares Subject to the Plan.  Subject to adjustment as provided in
          --------------------------
Section 1.4 and Section 1.12.3 (the "Adjustment Provisions"), the aggregate number of shares of Common Stock to be delivered upon exercise of all options granted under the Plan shall not exceed 500,000 shares. The shares of Common Stock issuable upon exercise of options granted under the Plan may be authorized and unissued shares or reacquired shares. In the event the number of shares to be delivered upon the exercise in full of any option granted under the Plan is reduced for any reason whatsoever or in the event any option granted under the Plan for any reason shall expire or shall terminate unexercised as to all or any shares covered thereby, the number of shares no longer subject to any such option shall thereupon be released from such option and shall thereafter be available to be re-optioned under the Plan, subject to the limitations, if any, imposed by the Internal Revenue Code of 1986, as amended (the "Code") on the availability for regrant of options previously granted pursuant to Article III. The Compensation Committee of the Board of Directors or such other committee of the Board of Directors which shall succeed to the functions and responsibilities of the Compensation Committee (the "Committee") shall have the authority to effect, at any time and from time to time, (i) the repricing of any outstanding options under the Plan, and/or (ii) with the consent of the affected holders of options, the cancellation of any outstanding options under the Plan and the grant in substitution therefor of new options under the Plan pursuant to terms consistent therewith, covering the same or different numbers of shares of stock, provided, however, that no option granted pursuant to Article III shall be repriced or regranted on terms that would constitute a "modification" within the meaning of Section 424(h)(3) of the Code which would
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disqualify such option as an incentive stock option described in Section 422 of the Code unless the Company and the holder of such option shall so agree. Shares issued pursuant to the exercise of options granted under the Plan shall be fully paid and nonassessable.

    1.3   Administration of the Plan.  Subject to the provisions of the Plan,
          --------------------------
the Committee shall have the authority to (a) determine the provisions of the options to be granted under the Plan, (b) interpret the Plan and all options granted under the Plan, (c) adopt, amend or rescind such rules as it deems necessary for the proper administration of the Plan, (d) make all other determinations necessary or advisable for the administration of the Plan, and
(e) correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any option granted under the Plan in the manner and to the extent that the Committee deems desirable to carry the Plan or any option into effect. The Board of Directors shall have the power to add or remove members of the Committee from time to time, to fill vacancies thereon arising by resignation, death, removal, or otherwise, and shall designate a chairman from among the members of the Committee, which chairman shall preside at all meetings of the Committee. Meetings shall be held at such times and places as shall be determined by the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business, and the vote of a majority of those members present at any meeting shall decide any question brought before that meeting. The actions of the Committee in exercising all of the rights, powers and authorities set out in the Plan, when performed in good faith and in its sole judgment, shall be final and conclusive. When appropriate, the Plan shall be administered in order to qualify certain of the options granted hereunder as "incentive stock options" described in section 422 of the Code.

    The Committee shall consist of at least two members of the Board of Directors. Other than options granted to Non-Employee Directors pursuant to
Article IV, no options may be granted under the Plan to any member of the Committee during such member's term of membership on the Committee. No person shall be eligible to serve on the Committee unless such person is then a "disinterested person" within the meaning of Rule 16b-3 ("Rule 16b-3") promulgated under the Securities Exchange Act of 1934, as amended (the "Act"), or any similar or successor rule. The members of the Committee shall be solely "outside directors," within the meaning of section 162(m) of the Code and applicable interpretive authority thereunder (including the transitional rules of Proposed Treasury Regulation Section 1.162-27).

    Notwithstanding any provision of the Plan, the Committee may not exercise any discretion with respect to any option granted pursuant to Article IV which would be inconsistent with the intent that (i) the Plan meet the requirements of Rule 16b-3 and (ii) any Non-Employee Director who is eligible to receive a grant or to whom a grant is made pursuant to Article IV will not for such reason cease to be a "disinterested person" within the meaning of such Rule 16b-3 with respect to the Plan and other stock related plans of the Company or any of its affiliates. Specifically, in the event of a Corporate Change, as defined in
Section 1.11, the Committee may, with respect to options granted under Article IV, only exercise such authority as would not violate the limitations contained in the immediately preceding sentence. If any Plan provision is found not to be in compliance with Rule 16b-3 or if any Plan provision would disqualify any Non-Employee Director from remaining a "disinterested person," that provision shall be deemed amended so that the Plan does so comply and the Plan participants remain disinterested, to the extent permitted by law and deemed advisable by the Committee, and in all events the Plan shall be construed in favor of its meeting the requirements of Rule 16b-3.

    1.4   Amendment and Discontinuance of the Plan.  The Board of Directors may
          ----------------------------------------
amend, suspend or terminate the Plan; provided, however, that each such amendment of the Plan (a) extending the period within which options may be granted under the Plan, (b) increasing the aggregate number of shares of Common Stock to be optioned under the Plan except as provided in the Adjustment Provisions, (c)

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materially modifying the requirements as to eligibility of employees or consultants receiving options under, or changing the eligibility of employees or consultants or class of employees or consultants to whom options may be granted under, Article II or III, as applicable, (d) materially increasing the benefits to optionees under the Plan, (e) modifying the provisions of Article IV, or (f) granting options to Non-Employee Directors other than pursuant to Article IV, shall, in each case, be subject to approval by the shareholders of the Company; provided, further, however, that no amendment, suspension or termination of the Plan shall be made which may cause the Plan to fail to meet the requirements of Rule 16b-3 (including, without limitation, the requirements of Rule 16b-3(c)(2)(i)(A) and Rule 16b-3(c)(2)(ii)) or may, without the consent of the holder of an option granted under Article II, III, or IV, terminate such option or adversely affect such person's rights in any material respect (except as set forth in the Plan). Furthermore, the Board of Directors may alter, amend, suspend, discontinue or terminate the Plan and any option granted hereunder, without the approval of the shareholders of the Company or any holder of any option thereby affected, if necessary in order to (a) enable the Plan and any option granted hereunder intended to be so qualified, to qualify for (i) the exemption provided by Rule 16b-3, (ii) the benefits provided under section 422 of the Code, or (iii) the exclusion for qualified performance-based compensation under Section 162(m) of the Code and the applicable interpretive authority thereunder (including the transitional rules of Proposed Treasury Regulation
Section 1.62-27), and (b) comply with changes in the Code, the Employee Retirement Income Security Act or any other applicable law (including, with respect to any of the foregoing, changes in any rule, regulation or other interpretive authority). The provisions of Section 4.5 shall also apply with respect to the amendment of options granted under Article IV hereof.

    1.5   Granting of Options to Employees.  The Committee shall have authority
          --------------------------------
to grant, prior to the expiration date of the Plan, to (i) Eligible Employees and Eligible Consultants options to purchase, on the terms and conditions hereinafter set forth in Article II, and (ii) Eligible Employees options to purchase, on the terms and conditions hereinafter set forth in Article III, authorized but unissued, or reacquired, shares of Common Stock, provided such grants shall be made only to those Eligible Employees and Eligible Consultants, in such amounts and at such times as determined in the discretion of the Committee, and, for this purpose, the Committee may consider the Eligible Employee's or Eligible Consultant's office or position, degree of responsibility for, and contribution to, the growth and success of the Company, length of service, promotions, potential and any other factors which it may deem relevant. Options granted to Eligible Employees under Section III shall be "incentive stock options" within the meaning of section 422(b) of the Code, and are hereinafter referred to as "incentive stock options." All other options granted to Eligible Employees and all options granted to Eligible Consultants under the Plan shall be granted pursuant to Article II, and are hereinafter referred to as "nonqualified options."

    1.6   Granting of Options to Non-Employee Directors.  All options granted to
          ---------------------------------------------
Non-Employee Directors shall be options to purchase, on the terms and conditions hereinafter set forth in Article IV, authorized but unissued, or reacquired, shares of Common Stock and shall be nonqualified options.

    1.7   Option Agreements.  Each option granted under the Plan shall be
          -----------------
evidenced by a written agreement between the Company and the applicable optionee and shall contain such terms and conditions, and may be exercisable for such periods, as may be approved by the Committee, which terms and conditions need not be identical but which must be in compliance with the terms and provisions hereof.

    1.8   Effective Date.  The Plan shall become effective as of the date the
          --------------
Plan is approved by the shareholders of the Company (the "Effective Date"). Except with respect to options then outstanding, if not sooner terminated under
Section 1.4, the Plan shall terminate upon, and no further options shall be granted after, the expiration of ten years from the Effective Date.

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    1.9   Rule 16b-3 Compliance.  The Company intends:
          ---------------------

                  (a) that the Plan meet the requirements of Rule 16b-3;

                  (b) that participation by Non-Employee Directors under Article IV will not prohibit them from being "disinterested persons" within the meaning of Rule 16b-3 with respect to administration of the Plan or with respect to administration of any other plan of the Company;

                  (c) that transactions of the type specified in the first paragraph of Rule 16b-3 by Non-Employee Directors pursuant to Article IV will be exempt from the operation of Section 16(b) of the Act; and

                  (d) that transactions of the type specified in the first paragraph of Rule 16b-3 by officers of the Company (whether or not they are directors) pursuant to the Plan will be exempt from the operation of Section 16(b) of the Act. In all cases, the terms, provisions, conditions and limitations of the Plan shall be construed and interpreted consistent with the Company's intent as stated in this
          Section 1.9.

    1.10  Recapitalization or Reorganization.  If at any time or from time to
          ----------------------------------
time after the grant of any option hereunder there is a capital reorganization of the Common Stock, then the Optionee shall be entitled to receive upon the exercise of an option, in lieu of the Common Stock, the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon exercise of such option would have been entitled as a result of such capital reorganization. If the Company shall merge with another corporation and the Company is the surviving corporation in such merger and under the terms of such merger the Common Stock outstanding immediately prior to the merger remain outstanding and unchanged, any option granted hereunder shall continue to apply to the Common Stock thereto and shall also pertain and apply to any additional securities and other property, if any, to which a holder of the number of shares of Common Stock deliverable upon exercise of such option would have been entitled as a result of the merger. If (i) the Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company), (ii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company),
(iii) the Company is to be dissolved and liquidated, or (iv) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company's voting stock (based upon voting power), (each such event is referred to herein as a "Corporate Change"), then all options granted hereunder, including that portion not then otherwise vested, shall become exercisable in full effective immediately prior to the consummation of the Corporate Change, provided that the exercise of any such option that would not have been vested in the absence of the Corporate Change shall be conditioned upon the occurrence of the Corporate Change (i.e., so that if the Corporate Change does not subsequently occur, the unvested portion of the option shall vest according to its original terms), and provided further, however, in no event shall any incentive stock option, without the consent of the holder thereof, first become exercisable pursuant hereto if the result would be to cause such option, when granted, not to be treated as an incentive stock option (whether or not by reason of the possible future violation of the annual limitation set forth in Section 3.3.3 or otherwise).

    1.11  Foreign Options and Rights.  The Committee may grant options to
          --------------------------
Eligible Employees, Eligible Consultants and Non-Employee Directors who are subject to the tax laws of nations other than

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the United States, which options may have terms and conditions as determined by the Committee as necessary to comply with applicable foreign laws. The Committee may take any action which it deems advisable to obtain approval of any such option by the appropriate foreign governmental entity; provided, however, that no such option may be granted pursuant to this Section 1.11 and no action may be taken which would result in a violation of the Act, the Code or any other applicable law.

    1.12  General Terms and Conditions of Options.  Options granted under the
          ---------------------------------------
Plan shall be subject to the following terms and conditions and may contain such additional terms and conditions, not inconsistent with law or the Article pursuant to which such option was granted, as the Committee shall deem desirable:

        1.12.1  Manner of Exercise.  In order to exercise all or a portion of
                ------------------
    any option granted under the Plan, an Optionee shall deliver to the Company payment in full of the shares then being purchased, together with any required withholding tax. The payment of such exercise price and any required withholding tax shall either be in cash or through delivery to the Company of shares of Common Stock, or by any combination of cash or shares; provided that if any such shares of Common Stock so delivered were obtained through the previous exercise of any option granted under the Plan, such shares must have been held for at least six months prior to such delivery. The value of each share of Common Stock so delivered shall be deemed to be equal to the per share price of the last sale of Common Stock on the trading day immediately preceding the date the option is exercised (or the closing bid if no sales were reported), based on the composite transactions in the Common Stock as reported in The Wall Street Journal (or any successor publication thereto). If the Committee so requires, such person or persons shall also deliver a written representation that all shares being purchased are being acquired for investment and not with a view to, or for resale in connection with, any distribution of such shares. An option agreement may, in the discretion of the Committee, provide for other methods to pay for, or otherwise exercise, an option. An option agreement also may, in the discretion of the Committee, provide for the withholding of Federal, state or local income tax upon exercise of an option from any cash or stock remuneration (from the Plan or otherwise) then or thereafter payable by the Company to the Optionee. To the extent provided by the terms of an option agreement, the Optionee may, at the discretion of the Committee, satisfy any mandatory federal, state or local tax withholding obligation relating to the exercise or acquisition of stock under an option by any of the following means or by a combination of such means: (1) tendering cash payment; (2) authorizing the Company to withhold shares from the shares of the Common Stock otherwise issuable to the Optionee as a result of the exercise or acquisition of stock under the option provided that such arrangement will not result in a charge to the Company's reported earnings in excess of that which the Company is willing to accept; or (3) delivering to the Company owned and unencumbered shares of the Common Stock of the Company that have been held for the greater of (i) six months, or (ii) the period required to avoid a charge to the Company's reported earnings in excess of that which the Company is willing to accept. The exercise of the option may be conditioned upon the receipt by the Company of satisfactory evidence of the Optionee's satisfaction of any withholding obligations.

        1.12.2  Options not Transferable.  No option granted under the Plan
                ------------------------
    shall be transferable otherwise than by will or by the laws of descent and distribution and, during the lifetime of the Optionee, such option shall be exercisable only by the Optionee. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of, or to subject to execution, attachment or similar process, any option granted under the Plan, or any right thereunder, contrary to the provisions hereof, shall be void and ineffective, shall give no right to the purported transferee, and shall, at

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    the sole discretion of the Committee, result in forfeiture of the option with respect to the shares involved in such attempt.

        1.12.3  Adjustment of Shares.  In the event that at any time after the
                --------------------
    Effective Date the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares of the Company or other securities of the Company by reason of merger, consolidation, recapitalization, reclassification, stock split, stock dividend, or combination of shares, the Committee shall make an appropriate and equitable adjustment in the number and kind of shares subject to the Plan (including shares as to which all outstanding options granted under the Plan, or portions thereof then unexercised, shall be exercisable), to the end that after such event the shares subject to the Plan and each Optionee's proportionate interest shall be maintained as if such Optionee had exercised the option before the occurrence of such event. Such adjustment in an outstanding option granted under the Plan shall be made without change in the total price applicable to such option or the unexercised portion of such option (except for any change in the aggregate price resulting from rounding-off of share quantities or prices) and with any necessary corresponding adjustment in exercise price per share. Any such adjustment made by the Committee shall be final, conclusive and binding upon all Optionees, the Company, and all other interested persons. Any adjustment of an incentive stock option pursuant to this Section 1.12.3 shall be made in such manner as not to constitute a "modification" within the meaning of
    Section 424(h)(3) of the Code.

        1.12.4  Listing and Registration of Shares.  Each option granted under
                ----------------------------------
    the Plan shall be subject to the requirement that if at any time the Committee determines, in its discretion, that the listing, registration, or qualification of the shares subject to such option upon any securities exchange or under any state or Federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the issue or purchase of shares thereunder, such option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained and the same shall have been free of any conditions not acceptable to the Committee.


        1.12.5  Amendments.  The Committee may, with the consent of the person
                ----------
    or persons entitled to exercise any outstanding option granted under the Plan, amend such option; provided, however, that any such amendment shall be subject to shareholder approval when required in Section 1.4. The Committee may at any time or from time to time, in its discretion, in the case of any option previously granted under the Plan (other than an option granted to a Non-Employee Director) which is not then immediately exercisable in full, accelerate the time or times at which such option may be exercised to any earlier time or times. Any adjustment of an incentive stock option pursuant to this Section 1.12.5 shall be made in such manner as not to constitute a "modification" within the meaning of Section 424(h)(3) of the Code.

        1.12.6  Miscellaneous.
                -------------

                (a) The person or persons entitled to exercise, or who have exercised, any option granted under the Plan shall not be entitled to any rights as a shareholder of the Company with respect to any shares subject to such option until such person shall have become the beneficial owner of such shares.

                (b) No nonqualified option granted under the Plan shall be construed as limiting any right which the Company or any subsidiary of the Company may have to terminate at any time, with or without cause, the employment of any person to whom such nonqualified option has been granted.

                (c) Notwithstanding any provision of the Plan or the terms of any option granted under the Plan, the Company shall not be required to issue any shares hereunder or thereunder if such issuance would, in the judgment of the Committee, constitute a violation of any state or Federal law or of the rules or regulations of any governmental regulatory body.

                (d) The Committee may require any person who exercises an incentive stock option to give prompt notice to the Company of any disposition of shares of Common Stock acquired upon exercise of an incentive stock option within one year after the transfer of shares to such person.


                                  ARTICLE II
                             NONQUALIFIED OPTIONS
                             --------------------

    2.1   Eligible Employees.  All Eligible Employees and Eligible Consultants
          ------------------
shall be eligible to receive nonqualified options under this Article II.

    2.2   Calculation of Exercise Price.  The exercise price to be paid for each
          -----------------------------
share of Common Stock deliverable upon exercise of each nonqualified option granted under Article II shall be determined by the Committee and may be more or less than, or equal to, the fair market value per share of Common Stock at the time of grant as determined by the Committee. The exercise price for each nonqualified option shall be subject to adjustment as provided in the Adjustment Provisions.

    2.3   Terms and Conditions of Options.  Nonqualified options granted under
          -------------------------------
this Article II shall be in such form as the Committee may from time to time approve, shall be subject to the following terms and conditions and may contain such additional terms and conditions, not inconsistent with this Article II, as the Committee shall deem desirable:

          2.3.1  Option Period and Conditions and Limitations on Exercise.
                 --------------------------------------------------------
    Subject to Section 1.12.5, no nonqualified option shall be exercisable by an Eligible Employee or Eligible Consultant later than the date which is the date determined by the Committee upon the grant thereof (the "Nonqualified Option Expiration Date") which shall be no later than ten years after the date of grant. To the extent not prohibited by other provisions of the Plan, each nonqualified option granted to an Eligible Employee or Eligible Consultant shall be exercisable at such time or times as the Committee in its discretion may determine at or prior to the time such option is granted. In the event the Committee makes no such determination, each nonqualified option granted to an Eligible Employee or Eligible Consultant shall be exercisable from time to time, in whole or in part, at any time prior to the Nonqualified Option Expiration Date.

          2.3.2  Termination of Employment or Relationship as Eligible
                 -----------------------------------------------------
    Consultant; Death.  For purposes of this Article II and each nonqualified
    -----------------
    option granted under this Article II, an Eligible Employee's employment and a Eligible Consultant's relationship with the Company shall be deemed to have terminated at the close of business on the day preceding the first date on which such Eligible Employee or Eligible Consultant no longer for any reason whatsoever (including the death of such Eligible Employee or Eligible Consultant) is employed by, or has a relationship with, the Company or a subsidiary of the Company. An Eligible Employee shall be considered to be in the employment of the Company or a subsidiary of the Company as long as such Eligible Employee remains an employee of the Company or a subsidiary of the Company, whether active or on any authorized leave of absence. An Eligible Consultant shall be considered to have a relationship with the Company as long as such Eligible Consultant has an executory assignment from Company personnel authorized to make such an assignment. Any question as to whether and when there has been a termination of such employment or relationship, and the cause of such termination, shall be determined by the Committee and its determination shall be final and conclusive. If an Eligible Employee's employment or a Eligible Consultant's relationship is terminated for any reason whatsoever (including the death of such Eligible Employee or Eligible Consultant), each nonqualified option thereunto granted under this Article II and all rights thereunder shall wholly and completely terminate as follows:

             (a) With respect to nonqualified options not then exercisable, at the time the Eligible Employee's employment or a Eligible Consultant's relationship is terminated; and

             (b)  With respect to nonqualified options then exercisable:

                    (i) At the time the Eligible Employee's employment or a Eligible Consultant's relationship is terminated if the Eligible Employee's employment or the Consultant's relationship is terminated because such person has committed fraud, theft or embezzlement against the Company or a subsidiary, affiliated entity or customer of the Company, or for conflict of interest (other than legitimate competition); or

                    (ii) At the expiration of a period of one year after the Eligible Employee's or Eligible Consultant's death (but in no event later than the Nonqualified Option Expiration Date) if the Eligible Employee's employment or Eligible Consultant's relationship is terminated by reason of such person's death. Any such nonqualified option may be exercised by the Eligible Employee's or Eligible Consultant's estate or by the person or persons who acquire the right to exercise such nonqualified option by bequest or inheritance; or

                    (iii) At the expiration of a period of three years (but in no event later than the Nonqualified Option Expiration Date) after the Eligible Employee's employment is terminated because of retirement or the Eligible Employee's employment or the Eligible Consultant's relationship is terminated because of disability, if the Eligible Employee's employment has terminated because of retirement or disability or the Eligible Consultant's relationship has terminated because of disability; or

                    (iv) At the expiration of a period of three months after the Eligible Employee's or Eligible Consultant's employment or relationship is terminated (but in no event later than the Nonqualified Option Expiration Date) if the Eligible Employee's employment or Eligible Consultant's relationship is terminated for any reason other than the reasons specified in Section 2.3.2(b)(i)-
             (iii).

                                  ARTICLE III
                            INCENTIVE STOCK OPTIONS
                            -----------------------

    3.1   Eligible Employees.  All Eligible Employees shall be eligible to
          ------------------
receive incentive stock options under this Article III.

    3.2   Calculation of Exercise Price.  The exercise price to be paid for each
          -----------------------------
share of Common Stock deliverable upon exercise of each incentive stock option granted hereunder shall be equal to the fair market value per share of Common Stock at the time of grant as determined by the Committee, based on the composite transactions in the Common Stock as reported by The Wall Street Journal (or any successor publication thereto), and shall be equal to the per share price of the last sale of Common Stock on the trading day immediately preceding the date of grant of such incentive stock option (or the closing bid if no sales were reported); provided, however, that in the case of an Eligible Employee who, at the time such incentive stock option is granted, owns more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary corporation, within the meaning of section 422(b)(6) of the Code (a "10% Eligible Employee"), the exercise price per share shall be at least 110% of the fair market value per share of Common Stock at the time of grant. The exercise price for each incentive stock option shall be subject to adjustment as provided in Section 1.12.5.

    3.3   Term and Conditions of Options.  Incentive stock options shall be in
          ------------------------------
such form as the Committee may from time to time approve, shall be subject to the following terms and conditions and may contain such additional terms and conditions, not inconsistent with this Article III, as the Committee shall deem desirable:

        3.3.1   Option Period and Conditions and Limitations on Exercise.
                --------------------------------------------------------
    Subject to Section 3.4, no incentive stock option shall be exercisable with respect to any of the shares subject to such incentive stock option later than the date which is the date determined by the Committee upon the grant thereof (the "ISO Expiration Date"), which shall be no later than ten years after the date of grant; provided, however, that in the case of any 10% Eligible Employee, the ISO Expiration Date of any incentive stock option granted thereto shall not be later than five years after the date of such grant. To the extent not prohibited by other provisions of the Plan, each incentive stock option shall be exercisable at such time or times as the Committee in its discretion may determine at or prior to the time such incentive stock option is granted. In the event the Committee makes no such determination, each incentive stock option shall be exercisable from time to time, in whole or in part, subject to the monetary limitations set forth in
    Section 3.3.3, at any time prior to the ISO Expiration Date.

        3.3.2   Termination of Employment; Death.  For purposes of this Article
                --------------------------------
    III and each incentive stock option granted hereunder, an Eligible Employee's employment shall be deemed to have terminated at the close of business on the day preceding the first date on which such Eligible Employee is no longer for any reason whatsoever (including the death of such Eligible Employee) employed by the Company or a subsidiary of the Company. An Eligible Employee shall be considered to be in the employment of the Company or a subsidiary of the Company as long as such Eligible Employee remains an employee of the Company or a subsidiary of the Company, whether active or on any authorized leave of absence. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee and its determination shall be final and conclusive. If an Eligible Employee's employment is terminated for any reason whatsoever (including the death of such Eligible Employee), each incentive stock option thereunto granted hereunder and all rights thereunder shall wholly and completely terminate as follows:

                  (a) With respect to incentive stock options not then exercisable, at the time the Eligible Employee's employment is terminated; and

                  (b) With respect to incentive stock options then exercisable:

                          (i) At the time the Eligible Employee's employment is terminated if his employment is terminated because he is discharged for fraud, theft or embezzlement committed against the Company or a subsidiary, affiliated entity or customer of the Company, or for conflict of interest (other than legitimate competition); or

                          (ii) At the expiration of a period of one year after the Eligible Employee's death (but in no event later than the ISO Expiration Date) if the Eligible Employee's employment is terminated by reason of his death. An incentive stock option granted under this Article III may be exercised by the Eligible Employee's estate or by the person or persons who acquire the right to exercise such incentive stock option by bequest or inheritance; or

                          (iii) At the expiration of a period of three years
              (but in no event later than the ISO Expiration Date) after the Eligible Employee's employment is terminated if the Eligible Employee's employment has terminated because of retirement or disability ; or

                          (iv) At the expiration of a period of three months after the Eligible Employee's employment is terminated (but in no event later than the ISO Expiration Date) if the Eligible Employee's employment is terminated for any reason other than the reasons specified in Section 3.3.2(b)(i)-(iii).

          In the event and to the extent that an incentive stock option granted under this Article III is not exercised (i) within three months after the Eligible Employee's employment is terminated because of retirement or disability not within the meaning of section 22(e)(3) of the Code, or (ii) within one year after the Eligible Employee's employment is terminated because of disability within the meaning of section 22(e)(3) of the Code, such option shall be taxed as a nonqualified option.

          3.3.3 Limitation on Amount.  Notwithstanding any other provision of
                --------------------
    the Plan, the aggregate fair market value (determined as of the time an incentive stock option is granted, based upon the calculation of the exercise price as provided in Section 3.2) of the Common Stock with respect to which incentive stock options are exercisable for the first time by an Eligible Employee, under all incentive stock option plans of the Company and its subsidiaries, during any calendar year cannot exceed $100,000 or such other maximum amount permitted under section 422(d) of the Code. If the date on which one or more of such incentive stock options could first be exercised would be accelerated pursuant to any provision of the Plan or any option agreement, and the acceleration of such exercise date would result in a violation of the monetary restriction set forth in the preceding sentence, then, notwithstanding any such provision, but subject to the provisions of the next succeeding sentence, the exercise dates of such incentive stock options shall be accelerated only to the date or dates, if any, that do not result in a violation of such restriction and, in such event the exercise date of the incentive stock options with the lowest option prices shall be accelerated to the earliest such dates. The Committee may, in its discretion, authorize the acceleration of the exercise date of one or more incentive stock options even if such acceleration would violate the monetary restriction set forth in the first sentence of this Section 3.3.3 and even if such incentive stock options were thereby converted in whole or in part to nonqualified options.

                                  ARTICLE IV
                         NON-EMPLOYEE DIRECTOR OPTIONS
                         -----------------------------

    4.1   Eligible Persons.  Non-Employee Directors shall be eligible to receive
          ----------------
options under, and solely under, this Article IV and any such options shall be nonqualified options.

    4.2   Formula Grant of Nonqualified Options to Non-Employee Directors.
          ---------------------------------------------------------------
Subject to receipt of shareholder approval of this Plan at the Company's 1996 Annual Meeting of Shareholders, nonqualified options to purchase 10,000 shares Class A Common Stock will be issued on each of February 23, 1996, February 23, 1997 and February 23, 1998 to all nonemployee directors who are members of the compensation committee of the Board of Directors on those dates. All of such options will have a term of 10 years. If shareholder approval of this Plan is not obtained as required by this Section 4.2, the options previously granted under this Section 4.2 shall terminate.

    4.3   Calculation of Exercise Price.  The exercise price to be paid for each
          -----------------------------
share of Common Stock deliverable upon exercise of each nonqualified option granted under this Article IV shall be equal to the fair market value per share of Common Stock at the time of grant, based on the composite transactions in the Common Stock as reported by The Wall Street Journal (or any successor publication thereto), and shall be equal to the per share price of the last sale of Common Stock on the trading day immediately preceding the date of grant of such nonqualified option (or the closing bid if no sales were reported). The exercise price for each option granted under this Article IV shall be subject to adjustment as provided in the Adjustment Provisions.

    4.4   Terms and Conditions of Nonqualified Options.  Subject to the
          --------------------------------------------
following provisions of this Section 4.4, nonqualified options granted under this Article IV shall be in such form as the Committee may from time to time approve. Nonqualified options granted under this Article IV shall be subject to the following terms and conditions:

          4.4.1  Option Period and Conditions and Limitations on Exercise.  Each
                 --------------------------------------------------------
    nonqualified option granted under this Article IV shall be exercisable from time to time, in whole or in part, at any time after the date of grant and prior to the date (the "Option Expiration Date"), which is ten years after the date of grant.

          4.4.2  Termination of Directorship; Death.  For purposes of this
                 ----------------------------------
    Article IV and each nonqualified option granted under this Article IV, a Non-Employee Director's directorship shall be deemed to have terminated at the close of business on the day preceding the first date on which he ceases to be a member of the Board of Directors for any reason whatsoever (including the death of such Non-Employee Director). If a Non-Employee Director's directorship is terminated for any reason (including the death of such Non-Employee Director), each nonqualified option thereunto granted under this Article IV and all rights thereunder shall wholly and completely terminate as follows:

                 (a) At the time the Non-Employee Director's directorship is terminated if his directorship is terminated as a result of his removal from the Board of Directors for cause (other than disability); or

                 (b) At the expiration of a period of one year after the Non-Employee Director's death (but in no event later than the Option Expiration Date) if the Non-Employee Director's directorship is terminated by reason of his death. A nonqualified option granted under this Article IV may be exercised by the Non-Employee Director's estate or by the person or persons who acquire the right to exercise such nonqualified option by bequest or inheritance; or

                 (c) At the expiration of a period of three years after the Non-Employee Director's directorship is terminated as a result of such person's resignation or removal from the Board of Directors because of disability (but in no event later than the Option Expiration Date); or

                 (d) At the expiration of a period of three months after the Non-Employee Director directorship is terminated (but in no event later than the Option Expiration Date) if the Non-Employee Director's directorship is terminated for any reason other than the reasons specified in Section 4.4.2(a)-(c).

    4.5   Certain Amendments Prohibited.  With respect to those options which
          ------------------------------
may be granted under Section 4.2 above, the formula for the granting of options thereunder may not be amended more often than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder.